Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator

Worthington Enterprises, Inc. 401(k) Plan

We consent to the incorporation by reference in the Registration Statements (No. 033-57981, No. 333-168421 and No. 333-271213) filed on Form S-8 of Worthington Enterprises, Inc. and the Worthington Enterprises, Inc. 401(k) Plan (the “Plan”) (formerly known as the Worthington Industries, Inc. Deferred Profit Sharing Plan) of our report dated June 9, 2026 with respect to the financial statements and supplemental schedule of the Plan as of and for the fiscal years ended December 31, 2025 and 2024, which report appears in the Annual Report on Form 11-K of the Plan for the fiscal year ended December 31, 2025.

Meaden & Moore, Ltd.

Certified Public Accountants

Akron, Ohio

June 9, 2026